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                                                                EXHIBIT 10.08(C)







                     ALLEGHANY CORPORATION RETIREMENT PLAN
                           (As Amended and Restated)





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                                   ARTICLE I

                                  DEFINITIONS

     1.01. "Actuarial Equivalent" means with respect to a benefit, an equivalent amount or amounts computed on the basis of the factors or rates contained in Exhibit I attached hereto.

     1.02. "Applicable Exclusion Ratio" means the exclusion ratio provided for in Section 72 of the Code and the Treasury Regulations thereunder which is applicable to the target annual retirement benefit payable to a Participant as an annuity for his life at the Participant's Early, Normal, Late or Disability Retirement Date, as the case may be (or in the event of his death, applicable to his surviving spouse based upon the date the Participant is deemed to have retired under Section 6.03).

     1.03. "Average Salary" means the average of a Participant's Compensation for the three consecutive calendar years of the ten calendar years ending with the calendar year in which occurs his date of death or other separation from service which results in the highest average annual Compensation for any such three year period. If at such a date a Participant has less than three years of such service, then his Average Salary shall be the annual average of his





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Compensation for all such full calendar years of service, or if he has no full calendar year of service, then for all such service.

     1.04. "Beneficiary" means the person or persons last designated by a Participant to receive benefits under Article VI following the Participant's death. If all the persons so designated are individuals and if there is no such individual living at the death of the Participant, or if no such person has been designated, then the Participant's Beneficiary shall be his estate.

     1.05. "Benefit Accrual Service" means the number of years determined under Section 4.02. In general, Benefit Accrual Service is used to determine the amount of the annual retirement benefit to which a Participant is entitled pursuant to Article V.

     1.06. "Board" means the Board of Directors of the Company or the Executive Committee thereof.

     1.07.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.08. "Company" means Alleghany Corporation excluding any operating divisions of Alleghany Corporation.






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    1.09.   "Compensation" means the base salary earned by an Employee for the relevant period (whether or not such compensation is currently payable or deferred) for his services as such, which base salary shall not include (by way of illustration and not limitation) any non-cash compensation, annual incentive bonuses, long term incentive bonuses, restricted stock or other extraordinary compensation, payments, allowances, or reimbursements.

     1.10. "Component Members" means (a) the Company; (b) any corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and (e)(3)(C), provided such group includes the Company; and (c) any trade or business (whether or not incorporated) which is controlled by or under common control with the Company under the regulations promulgated pursuant to Section 210(b) or (c) of ERISA.

     1.11. "Disability Retirement Date" means the first day of the first month following the date as of which a Participant became eligible to receive disability benefits under the Social Security laws.

     1.12. "Early Retirement Date" means, with respect to any Participant, the first day of the calendar month




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coinciding with or next following the later of (a) the date on which his employment with Component Members terminates, (b) the day he attains age 55, or (c) the day (not later than his Normal Retirement Date) selected by him.

     1.13.  "Effective Date" means January 1, 1989.

     1.14.  "Employee" means any individual in the employ of the Company.

     1.15. "Employment Commencement Date" means the first day on which an Employee performs an Hour of Service with the Company.

     1.16. "ERISA" means the Employee Retirement Income Security Act of 1974 and regulations thereunder, as from time to time amended and in effect.

     1.17. "Fund" means the property or cash from time to time held by the Funding Agent, to which contributions hereunder are paid and from which benefits and expenses hereunder are paid. The Fund may comprise either a trust fund or a group annuity contract or contracts, or other form of insurance contract including a deposit administration contract or contracts, or any combination thereof.





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     1.18.  "Funding Agent" means the person or persons selected by the
Investment Committee to receive contributions under the Plan and to hold, manage or invest Plan assets, and/or to distribute benefits and pay expenses.

     1.19. "Gross-Up Payment" means a payment made under this Plan pursuant to Article VII in an amount equal to the sum necessary to reimburse a Participant for Income Taxes incurred in respect of the inclusion in the Participant's gross income for such Plan Year of the Income Amount or certain retirement benefits.

     1.20.  "Hour of Service"

     (a)  An "Hour of Service" means each hour for which either:

          (i) An Employee is directly or indirectly paid or entitled to payment by a Component Member for the performance of duties;

          (ii) Back pay, irrespective of mitigation of damages, has been awarded him or agreed to be paid him by a Component Member; or

          (iii) Each hour (but not in excess of 501 hours in any continuous period) for which he is directly or indirectly paid or entitled to payment for reasons (such





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     as vacation, sickness or disability) other than the performance of duties.

     (b) Hours of Service shall be credited whether occurring before or after the Effective Date, except that such hours shall not be credited if the employer was not a Component Member at the time they would otherwise be counted. Hours of Service shall be determined pursuant to rules and regulations of the Plan Administrator which are in accordance with ERISA and Department of Labor regulations, including regulation sections 2530.200b-2 and 2530.200b-3.

     1.21. "Income Taxes" means all Federal, state and local income or employment taxes which may be imposed upon a Participant by reason of participation in the Plan other than by reason of tax distributions under
Article VII.

     1.22. "Income Amount" means that amount which is currently includable under the Code (or applicable State or local tax law) in gross income during any Plan Year by reason of the participation of a Participant in the Plan other than by reason of distributions of retirement benefits under the Plan and any tax distributions pursuant to Article VII.

     1.23 "Investment Committee" means the committee of three or more persons selected by the Board from time to





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time to exercise the powers herein granted with respect to the investment of the Fund.

     1.24. "Late Retirement Date" means the first day of the calendar month next following a Participant's termination of employment with Component Members after his Normal Retirement Date.

     1.25. "Normal Retirement Date" means the first day of the calendar month coinciding with or next following a date on which a Participant attains age 65.

     1.26. "Officer" means the Chairman of the Board, the President, all Vice Presidents, the Controller and any other Employee who has been elected by the Board to the position of an officer of the Company, as provided in the By-Laws of the Company, but shall not include the positions of Assistant Secretary and Assistant Treasurer unless the Board specifically provides otherwise.

     1.27. "One-Year Break-in-Service" means a Plan Year in which a person does not complete more than 500 Hours of Service.

     For purposes of determining whether a One-Year Break-in-Service has occurred for participation and vesting purposes, an Employee, upon provision of a certification





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satisfactory to the Plan Administrator which sets forth the reasons for the leave, will be deemed to have completed Hours of Service for periods the Employee is absent from work if the Employee is absent from work: (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child in connection with the adoption of the child by the Employee, or (4) for purposes of caring for the child during the period immediately following the birth or placement for adoption ("Maternity/Paternity Leave of Absence"). During such period of Maternity/Paternity Leave of Absence, the Employee will be treated as having completed (1) the number of Hours of Service that normally would have credited but for the absence, or (2) if the normal hours are unknown, eight Hours of Service for each normal workday during such leave. The total number of Hours of Service required to be treated as completed for any such period shall not exceed 501 hours. An authorized leave of absence, not exceeding 12 months, shall not be considered a Break-in-Service.

     1.28. "Participant" means a person who has been selected to participate in the Plan as provided in Article II and who has any accrued retirement benefits under the Plan which have not been distributed in full to him (or his Beneficiary).





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     1.29.  "Plan" means the plan set forth herein as modified or amended from time to time.

     1.30. "Plan Administrator" means the person serving from time to time as the Treasurer of the Company, or if no person is so serving at the time of reference, then the Company.

     1.31.  "Plan Year" means a calendar year.

     1.32. "Prior Plan" means the Retirement Plan of Alleghany Corporation in effect on December 31, 1988 and any plan designated therein as a "Prior Plan".

     1.33. "Prior Plan Accrued Benefit" means that benefit payable annually in the form of a straight life annuity, commencing at age 65, to a Participant by reason of an accrued benefit under the Prior Plan in an amount set forth opposite his name on Exhibit II attached hereto.

     1.34. "Totally Disabled" means a condition of disability in connection with which an individual is (after the waiting period required thereunder) receiving disability benefits under the Social Security laws.





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                                   ARTICLE II

                                 PARTICIPATION


     2.01. Participation. Each Employee who is designated by the Board to participate in the Plan shall become a Participant effective on the later of the date he completes his first Hour of Service or the date specified by the Board.

     2.02. Re-Employment of Former Participant. If a Participant who terminated his employment shall again become an Employee and he is again designated by the Board to participate in the Plan, such Employee shall again become a Participant, effective on the later of the date he completes his first Hour of Service following his re-employment or the date specified by the Board. A former Participant who again becomes an Employee, but is not designated by the Board to participate in the Plan, shall not again become a Participant and his Benefit Accrual Service and Compensation during his subsequent period of employment shall be disregarded in calculating his benefits under this Plan.









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                                  ARTICLE III

                                    VESTING


     3.01. Vesting at Age 55. An Employee's right to his retirement benefit as determined pursuant to Article V shall be nonforfeitable upon his attainment of age 55 while he is employed by a Component Member.

     3.02. Vesting before Age 55. An Employee who has not attained age 55 has a nonforfeitable right to 100 percent of his retirement benefit as determined pursuant to Article V when he has completed 5 years of Vesting Service, provided, however, that:

     (a) Such benefit shall be forfeited (except as provided in Article VI) in the event of his death; and

     (b) Payment of such benefit may be suspended for such period as the Employee is employed, subsequent to commencement of payment thereof, by a Component Member.

     3.03. Year of Vesting Service. For purposes of this Article III, a Year of Vesting Service means each Plan Year (whether before or after the Effective
Date) during which the Employee has completed 1,000 Hours of Service; provided, however, that:

     (a) In the case of any Employee who has any One-Year Break-in-Service, Years of Vesting Service






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before such break shall not be taken into account until he has completed a
Year of Vesting Service after his return;

     (b) In the case of any Employee, no portion of whose retirement benefit is vested pursuant to Sections 3.01 or 3.02, Years of Vesting Service before any One-Year Break-in-Service shall not be taken into account if the number of consecutive One-Year Breaks-in-Service equals or exceeds the greater of (i) five, or (ii) the aggregate number of Years of Service earned before the consecutive Breaks-in-Service. Such aggregate number of Years of Service shall not include any Years of Service not taken into account under the preceding sentence by reason of any prior One-Year Break-in-Service; and

     (c) Years of Service or Years of Vesting Service before the Effective Date shall be disregarded if such service would have been disregarded under the rules of the Prior Plan with regard to Breaks-in-Service as in effect on the applicable date.

     3.04. Termination before Vesting. An Employee who terminates his employment with a Component Member prior to age 55 and before he has completed 5 years of Vesting Service shall not be entitled to any







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benefits under this Plan unless he is thereafter re-employed by a Component
Member.

     3.05 Special Grants of Vesting Service. The Board by resolution may grant Vesting Service to an Employee for such period prior to the Employee's employment with a Component Member as the Board shall determine, which grant for such period shall be set forth opposite his name on Exhibit III attached hereto.






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                                   ARTICLE IV

                              ACCRUAL OF BENEFITS


     4.01. Service Required for Benefits. The amount of any benefit payable to a Participant or former Participant following his termination of employment shall be based on his Benefit Accrual Service and his Average Salary.

     4.02. Benefit Accrual Service. Benefit Accrual Service shall be determined as follows:

     (a) For Plan Years beginning prior to the Effective Date, a Participant shall be credited with that period of Benefit Accrual Service which is opposite his name as set forth on Exhibit II attached hereto;

     (b) For each Plan Year beginning with the Effective Date, a Participant shall be credited with one year of Benefit Accrual Service if he has 1,000 Hours of Service with the Company, including any such hours occurring after his Normal Retirement Date; provided, however, that:

     (i) A Participant who incurs a One-Year Break-in-Service (determined without regard to the Maternity/Paternity Leave of Absence rule) shall not be credited with Benefit Accrual Service before such





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          One-Year Break-in-Service until he has completed a Year of Vesting
          Service (as provided in Section 3.03); and

     (ii) In the case of any Employee, no portion of whose retirement benefit is vested pursuant to Article III, years of Benefit Accrual Service before any One-Year Break-in-Service (determined without regard to the Maternity/Paternity Leave of Absence rule) shall not be taken into account if the number of consecutive One-Year Breaks-in-Service equals or exceeds the greater of (i) five or (ii) the aggregate number of years of Benefit Accrual Service earned before the consecutive Breaks-in-Service. Such aggregate number of years of Benefit Accrual Service shall not include any years of Benefit Accrual Service not taken into account under the preceding sentence by reason of any prior One-Year Break-in-Service (determined without regard to the Maternity/Paternity Leave of Absence rule).






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     4.03  Special Grants of Benefit Accrual Service.  The Board by resolution may grant Benefit Accrual Service to a Participant for such period prior to the Participant's employment with a Component Member as the Board shall determine, which grant for such period shall be set forth opposite his name on Exhibit III attached hereto.
























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                                   ARTICLE V

                              RETIREMENT BENEFITS


     5.01.  Retirement Benefit at Normal Retirement Date.

     (a) Officers. The target annual retirement benefit of a Participant who at any time during his employment by the Company was an Officer, in the form of an annuity for his life payable monthly beginning on his Normal Retirement Date, shall equal the difference between:

          (x) the product of (i) 52.7625% of the Participant's Average Salary reduced by 33.5% of the amount the Participant would receive as a primary benefit under the Social Security Act as in effect on the date of calculation if he continued to work until his Normal Retirement Date with wages, for purposes of that Act, equal to his most recent rate of Compensation; times (ii) a fraction, not greater than one, the numerator of which is the number of his Years of Benefit Accrual Service and the denominator of which is 15; and

          (y) 67% of his Prior Plan Accrued Benefit.

          (b) Non Officers. The target annual retirement benefit of a Participant who at no time during his employment by the Company was an Officer, in the form of an annuity for his life payable monthly beginning on his




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     Normal Retirement Date, shall equal the difference between:

               (x) the product of (i) 32.16% of the Participant's Average Salary reduced by 33.5% of the amount the Participant would receive as a primary benefit under the Social Security Act as in effect on the date of calculation if he continued to work until his Normal Retirement Date with wages, for purposes of that Act, equal to his most recent rate of Compensation; times (ii) a fraction, not greater than one, the numerator of which is the number of his years of Benefit Accrual Service and the denominator of which is 15; and

               (y) 67% of his Prior Plan Accrued Benefit.

          5.02.  Retirement Benefit at Late Retirement Date.

          The target annual retirement benefit of a Participant who terminates employment with a Component Member after his Normal Retirement Date, in the form of an annuity for his life payable monthly beginning on his Late Retirement Date, shall be equal to the benefit determined in accordance with the formula in Section 5.01 based on the Participant's Prior Plan Accrued Benefit calculated at his Normal Retirement Date and his years of Benefit Accrual Service, Social Security benefit and Average Salary calculated as of




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his Late Retirement Date, then increased by the percentage which the annuity factor on Exhibit I at age 65 bears to the annuity factor at his age at his Late Retirement Date; provided, however, that for any Participant who had attained his Normal Retirement Date on or before March 31, 1995, his retirement income as of his Late Retirement Date shall equal the product of: (a) the Actuarial Equivalent, determined at the earlier of (i) March 31, 1995 or
(ii) his Late Retirement Date, of the benefit determined in accordance with the formula in Section 5.01(a)(x) on the Effective Date, minus 67% of the Actuarial Equivalent of his Prior Plan Accrued Benefit payable at the earlier of (i) March 31, 1995 or (ii) his Late Retirement Date, times (b) the percentage which the annuity factor on Exhibit I based upon his age on March 31, 1995, bears to the annuity factor at his age at his Late Retirement Date.

     5.03. Retirement Benefit before Normal Retirement Date. The target annual retirement benefit of a Participant who terminated his employment with a right to a nonforfeitable retirement benefit and who has attained age 55, in the form of an annuity for his life payable monthly beginning on his Early Retirement Date, shall be the Actuarial Equivalent of the annual benefit determined under Section 5.01.





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     In the event that the Actuarial Equivalent of a Participant's Prior Plan
Accrued Benefit, payable as a life annuity beginning prior to the Participant's Normal Retirement Date, exceeds the maximum amount payable under
Section 415 of the Code on December 31, 1988, his target annual benefit shall be increased by 67% of such excess.

     5.04. Disability Retirement Benefit. A benefit shall be payable to a Participant who becomes Totally Disabled while he is employed by a Component Member and who has completed five years of Benefit Accrual Service in the form of an annuity beginning on his Disability Retirement Date and continuing until his death or his recovery (if such recovery is prior to age 65) and the target annual rate thereof shall be as set forth in Section 5.01, except that the target retirement benefit payable prior to his recovery or the attainment of age 65, whichever is earlier, shall be calculated without reduction for his Prior Plan Accrued Benefit and thereafter the target retirement benefit shall be calculated with reduction for his Prior Plan Accrued Benefit.

     The Plan Administrator may require that a Participant receiving disability benefits submit, not more often than once each six months, evidence acceptable to the Plan Administrator, that he continues to be Totally Disabled. In the event that he fails to fulfill such requirement, the





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disability benefits shall be discontinued and he shall not be entitled to any further disability benefits whatsoever. In the event that he shall thereafter comply with this requirement, he shall again be paid such benefits on the first day of the first month following the date of such compliance.

     5.05. Retirement Benefit Following Return from Disability Retirement. The target annual retirement benefit payable to a Participant who retired on his Disability Retirement Date and who upon recovery returned to employment with the Company before his Normal Retirement Date shall, upon subsequent retirement, be determined in accordance with Sections 5.01, 5.02 or 5.03, whichever is applicable, without regard to payments theretofore made pursuant to Section 5.04.

     5.06. Actual Annuity Benefit Payments. The benefits actually provided as life annuities under this Article V are intended, as near as may be, to provide an income which, after taking into account income taxes at presently applicable rates on the taxable portion of the benefits actually received, is equivalent to the target annual retirement benefit provided in this Article V, which benefit is already expressed as an after-tax amount. Accordingly, the actual retirement benefit payable to a Participant (or his surviving spouse) shall equal (x) the




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product of (i) the target annual retirement benefit payable at the
Participant's Early, Normal, Late or Disability Retirement Date or the
Annuity Starting Date following an election under Section 6.09(b), as the case may be, pursuant to Article V, divided by (y) the sum of (i) 0.67 and
(ii) 0.33 times the Applicable Exclusion Ratio.

     5.07. Social Security Calculations and Reduction. With respect to a Participant (or Beneficiary) who is receiving a benefit under the Plan or a Participant who terminates employment with a vested right to such a benefit, such benefit shall not be reduced by any increase in the level of benefits payable under Title II of the Social Security Act or in the wage base under Title II of the Social Security Act which occurs subsequent to the commencement of benefit payments or termination of employment.

     For purposes of all calculations of Social Security benefits under the Plan, all earnings with Component Members shall be included and the Participant's earnings in calendar years preceding the earliest complete calendar year of employment with Component Members shall be deemed to reflect a progression equivalent to that used for indexing earnings under the provisions of the Social Security Act.





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     5.08.  Minimum Benefit.  In no event shall a Participant's target annual benefit be less than 67% of the benefit which would have been payable as a life annuity, determined as if the Participant had retired as of December 31, 1988 under the terms and conditions of the Alleghany Corporation Deferred Compensation Plan and the Alleghany Corporation Supplemental Pension Benefit Plan.



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                                   ARTICLE VI

                          FORMS OF RETIREMENT BENEFITS

     6.01. Calculation of Amount of Benefit Payments. All forms of benefit distribution under this Article VI shall be the Actuarial Equivalent of an annuity for the Participant's life as determined in accordance with Section
5.06 hereof.

     6.02.  Automatic Forms of Benefit.

     (a) Unless he shall elect to the contrary, a Participant who is married on the first day on which an amount is payable in accordance with Section 6.12 (the "Annuity Starting Date") shall receive a benefit for his life payable monthly with a survivor annuity payable for the life of his spouse to whom he was married on the Annuity Starting Date which is equal to 50% of the benefit for the Participant's life.

     (b) Unless he shall elect to the contrary, a Participant who is not married on the Annuity Starting Date shall receive for his life the benefit as provided in Section 5.01, 5.02, or 5.03, as the case may be, adjusted as determined in accordance with Section 5.06.

     6.03.  Retirement Death Benefit for Spouse.





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     (a)  Prior to Normal Retirement Date.  If a Participant (i) has a
nonforfeitable retirement benefit under Article III, (ii) dies before the earlier of (x) his Annuity Starting Date and (y) his Normal Retirement Date, and (iii) has a surviving spouse, then his surviving spouse shall receive a Pre-Normal Retirement Survivor Annuity (as defined below).

     For purposes of this Article, a Pre-Normal Retirement Survivor Annuity shall mean an annuity for the life of the surviving spouse of the Participant where the target amount of the retirement benefit to the surviving spouse shall be the same as the target amount of the retirement benefit that would have been paid to the spouse under Section 6.02(a) after application of
Section 5.06 if:

       (i) in the case of a Participant who dies after attaining age 55, the Participant had retired with an immediate joint and 50% survivor annuity on the day before his or her death; or

      (ii) in the case of a Participant who dies on or before attaining age 55, the Participant had separated from service on the date of his or her death, survived until age 55, and retired at that time with a joint and 50% survivor annuity as determined under Section 6.02(a).





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     (b)  After Normal Retirement Date.  If a Participant (i) dies after attaining his Normal Retirement Date, (ii) has not elected under Section 6.09(b) to receive, or commence receiving, his retirement benefits and (iii) has a surviving spouse, then his surviving spouse shall receive a Post-Normal Retirement Survivor Annuity (as defined below).

          For purposes of this Article, a Post-Normal Retirement Survivor Annuity shall mean an annuity for the life of the surviving spouse of the Participant where the target amount of the retirement benefit to the surviving spouse shall be the same as the target amount of the retirement benefit that would have been paid to the spouse under Section 6.06 if the Participant had retired with an immediate joint and 100% survivor annuity on the day before his or her death.

     6.04. Single Life Option. In lieu of the form of benefit provided for elect to receive the single life option, under which the Participant's benefit shall consist of monthly payments which shall continue for as long as the Participant lives after retirement.

     6.05. Period Certain Option. In lieu of the form of benefit provided for by Section 6.02, a Participant may



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elect to receive the period certain option, under which the Participant shall receive a benefit payable in equal monthly installments during his lifetime and ending with the payment due on the first day of the month in which the Participant's death occurs, but with the provision that not less than 120 monthly installments shall be made to him or to his Beneficiary or alternate Beneficiary. If such Participant and Beneficiaries all die before the 120 monthly payments have been made, the commuted value of the balance shall be paid in a lump sum to the estate of the last to survive of the Participant and his Beneficiaries.

     6.06. Joint and Survivor Option. In lieu of the form of benefit provided for by Section 6.02, a Participant who so elects shall receive a monthly benefit for his life with a survivor annuity for the life of his Beneficiary which is equal to 50% or 100% of the monthly benefit for the Participant's life.

     6.07.  Lump Sum Option.  In lieu of the form of benefit provided for by
Section 6.02, a Participant who is (or at the time he terminated his employment with the Company was) an Officer and who so elects shall receive a lump sum distribution of the retirement benefits to which he would be entitled.





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     6.08.  Other Forms of Benefits.  Subject to the election rules set forth in Section 6.10, the Plan Administrator may, in his discretion, provide for or permit the election of any other optional form of retirement benefit.

     6.09.  Cash-out of Benefits Election.

     (a) The Plan Administrator, in his discretion, may allow an election to be made pursuant to Section 6.10 by a Participant who ceases to be an Employee prior to his Early or Normal Retirement Date and who has a right to nonforfeitable retirement benefits under Article III, to receive, in lieu of the periodic payment of benefits as provided in this Article VI commencing at his Early or Normal Retirement Date, a lump sum which is the Actuarial Equivalent of the benefits to which he would become entitled at age 65.

     (b) If the Participant remains an employee on or after his Normal Retirement Date, he may elect to commence receiving his retirement benefits in any form permitted under this Plan (including as a lump sum) prior to his Late Retirement Date, calcuated as if the date of the commencement of his retirement income were his Normal or Late Retirement Date, as the case may be. The retirement income of a Participant who elects commencement of payment of his retirement income under this Section 6.09(b) shall not be recomputed until his Late Retirement Date for any additional Benefit Accrual Service or Average Salary after the date of commencement of his retirement income. Upon the Participant's Late Retirement Date, the Participant's target annual retirement income at his Late Retirement Date shall be calculated under Section 5.02 (without regard to any payments of retirement income theretofore made), which retirement income shall then be reduced (but not below zero) by the Actuarial Equivalent of the retirement income paid to him prior to his Late Retirement Date. If the Participant previously elected to receive his retirement income as a lump sum and the additional retirement income to which he is entitled as a lump sum at his Late Retirement Date in accordance with the preceding sentence shall be less than $25,000, the additional retirement income shall be paid to him as a lump sum on his Late Retirement Date. Otherwise, the Participant may revoke (notwithstanding Section 6.10 to the contrary) his election of the form of his retirement benefits and make a new election in accordance with Section 6.10 of the form of his retirement benefits, as calculated in accordance with the second preceding sentence, commencing on his Late Retirement Date.

     (c)  A former Participant who has received a payment or payments under
Section 6.09(a) or Section 6.13 and later becomes re-employed by the Company, subject to the rules of Section 4.02(b), upon his subsequent retirement shall be entitled to a benefit based on the total amount of his Benefit Accrual Service at the time he again terminates his employment with Component Members but reduced by the then Actuarial Equivalent of the lump sum previously distributed to him.

     6.10. Elections. Any election under this Article VI must be made or revoked prior to the Annuity Starting Date (as defined in Section 6.02). Each election or revocation shall be in writing on a form provided by the Plan Administrator, and the Plan Administrator shall provide a written explanation of the terms of any available form of benefit and the effect of an election to take or not to take any form of benefit. A Participant may elect not to receive the automatic form of benefit provided by Section 6.02(a) only if
(i) the Participant's spouse identified in Section 6.02 consents to such election in writing, (ii) the election is witnessed by the Plan Administrator or a notary public, and (iii) the spouse's consent acknowledges the effect of the election. Spousal consent is not required, however, if the Participant establishes to the satisfaction of the Plan

Administrator that such consent cannot be obtained because there is no spouse or the spouse cannot be located. Any consent by a spouse shall be effective only with respect to that spouse. The election must be made during the 90-day period ending on the date benefit payments commence. There shall be no limit on the number of times a Participant may make or revoke an election.

     6.11. Death Benefits. No benefits shall be payable under the Plan after death unless specifically provided for in the Plan.

     6.12. Commencement of Benefits. Payment of retirement benefits shall commence on (a) in the case of a Participant who has made the election in
Section 6.09(b) to begin receiving his retirement benefits, the first day of the calendar month coinciding with or next following the date his written election is filed with the Plan Administrator and (b) in all other cases, the later of (x) the first day of the calendar month coinciding with or next following the date the Participant terminates his employment with Component Members, (y) the date he attains his Early, Disability or Normal Retirement Date, as the case may be, or (z) the date the Participant (or in the event of his death, his surviving spouse) elects to commence payment of his retirement benefits.

     In the case of a Participant who dies before his Annuity Starting Date and who has a surviving spouse who is entitled to receive a Pre- or Post-Normal Retirement Survivor Annuity, such Pre- or Post-Normal Retirement Survivor Annuity shall commence (unless his surviving spouse elects otherwise), in the case of a Participant who dies after attaining age 55, as of the first day of the month coinciding with or next following the Participant's death, or, in the case of a Participant who dies on or before attaining age 55, the first day of the month coinciding with or next following the date the Participant would have attained age 55.

     6.13. Small Benefits. If any monthly installment that shall be payable to any person under the Plan shall be less than $20, then, if the Plan Administrator shall so direct, the aggregate of the amounts which shall be payable to such person in any year shall be paid in quarterly, semiannual or annual installments. If the present value of the nonforfeitable accrued benefit of any Participant who has ceased to be an Employer prior to age 55 is less than $3,500, then the Plan Administrator may at any time direct that the Actuarial Equivalent of such retirement benefits shall be paid to him in a lump sum in lieu of any benefits which he may be entitled to under Article V. For purposes of determining whether the present value of the nonforfeitable accrued benefit of any Participant is less than $3,500, present value shall be measured using the interest rate which would be used (as of the date of distribution) by the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on plan termination.

     6.14. Termination of Benefit. If the period of any retirement benefit is measured by the life of an individual, the last payment shall be the last payment due prior to the death of the individual.

                                  ARTICLE VII

                               TAX DISTRIBUTIONS

     7.01. Annual Tax Distributions. Each Plan Year there shall be distributed to each Participant an amount equal to the sum necessary to reimburse the Participant for the entire amount of Income Taxes incurred in respect of the inclusion in the Participant's gross income for such Plan Year of (i) the Income Amount and (ii) the Gross-Up Payment.

     In addition, if the number of payments of retirement benefits received by the Participant exceeds the number of payments taken into account in calculating his Applicable Exclusion Ratio, then thereafter there shall also be distributed each Plan Year to such Participant an amount equal to the sum necessary to reimburse the Participant for the entire amount of Income Taxes incurred in respect of the inclusion in the Participant's gross income of (i) the amount of the retirement benefits thereafter received in such Plan Year times such Applicable Exclusion Ratio plus (ii) the Gross-Up Payment.

     7.02. Calculation of Gross-Up Payment. In calculating the amount of annual tax distributions provided in Section 7.01 to a Participant, the Plan Administrator shall assume that the Federal income tax rate applicable to such Participant is the highest marginal rate specified in

Section 1(a) of the Code that would apply to such Participant if his compensation income from the Company (without giving regard to any deferred compensation arrangement) and any distribution of retirement benefits from the Plan ("Alleghany Income") were his only source of income. The Plan Administrator shall further assume that any Participant who is subject to state or local income tax in respect of his Alleghany Income is taxable at the highest marginal rate that would apply if his Alleghany Income were his only source of income in each such state or local jurisdiction in which he is taxable for such year on his Alleghany Income; provided that the Plan Administrator shall give effect to any Federal income tax deductions available with respect to such state and local income taxes. In determining the amount of any employment taxes, the Plan Administrator shall take into account the actual state of facts which exists with respect to such Participant's Alleghany Income. The sum of the federal tax rate, the tax-effected state and local income tax rates and the appropriate rate of employment taxes shall be known as the "Blended Tax Rate". Notwithstanding the foregoing provisions of this
Section 7.02, if a Participant demonstrates to the satisfaction of the Plan Administrator (by providing a copy of such Participant's income tax return or otherwise) that his actual Blended Tax Rate differs from the Blended Tax Rate determined by the Plan Administrator, the Plan Administrator, the Plan Administrator shall base the computation of the Gross-Up Payment on the actual Blended Tax Rate established by the Participant.

     7.03. Form and Payment. Distributions pursuant to this Article VII shall be made by depositing the same for the benefit of the Participant with the appropriate tax authorities.

     7.04. Tax Distributions to Surviving Spouses and Beneficiaries. If any Income Amount shall be includable in the gross income of any surviving spouse or Beneficiary following the death of a Participant, then such surviving spouse or Beneficiary also shall be entitled to receive tax distributions in accordance with the provisions of Section 7.01 to the same extent that tax distributions would have been made to the Participant.

     7.05. Repayment of Tax Distributions. As a condition to receiving tax distributions pursuant to this Article VII, each Participant, and his surviving spouse and Beneficiary, if applicable (in this Section 7.05, collectively the "Participants"), shall enter into an agreement, in form and substance satisfactory to the Plan Administrator, agreeing to pay to the Company an amount equal to any savings in Income Taxes and refunds thereof which may be available to the Participants as a result of the receipt by the Participants of distributions of retirement benefits under the Plan that were not includable in the gross income of the Participants by reason of the application of an exclusion ratio pursuant to Section 72 of the Code and which in the aggregate are less than the aggregate Income Amount theretofore includable in the income of the Participants.

                                  ARTICLE VIII

                                 CONTRIBUTIONS

     8.01. Company Contributions. The Company agrees as a contractual obligation with the Participants to contribute to the Fund from time to time amounts actuarially sufficient to provide to Participants the retirement and other benefits specified in the Plan, including without limitation amounts necessary to make the tax distributions provided in Article VII. In furtherance and not in limitation of the foregoing, the Company shall cause the accrued retirement benefit (calculated as a life annuity) of each Participant to be fully funded no later than such Participant's Annuity Starting Date.

     8.02. Investment of Contributions. All contributions under the Plan shall be made to the Funding Agent to become part of the Fund. The Funding Agent shall hold, invest, or distribute the Fund in accordance with the Plan.

     8.03. Forfeitures. Any forfeitures which arise under the Plan for any reason whatsoever shall be used to reduce the cost of the Plan to the Company and shall not be used to increase benefits to any Participant or Beneficiary.

     8.04. Prohibition against Reversion. All contributions made by the Company shall be applied to provide benefits to Participants as described herein and at no time shall any contribution (or portion thereof) revert to the Company prior to the discharge of all liabilities under the Plan except as provided in Section 12.04 and as follows:

     (a) A contribution which is made by the Company by a mistake of fact may be returned to the Company within one year after the payment of the contribution; and

     (b) A contribution conditioned on deductibility thereof under Section 404 of the Code may, to the extent that the deduction is not allowed, be returned to the Company within one year after the disallowance of that deduction. For this purpose, all contributions are declared to be conditioned upon their deductibility under Section 404 of the Code.

     8.05 Separate Accounts. A separate account shall be maintained for each Participant to which the contributions by the Company to provide the retirement benefits of each Participant, and any income earned thereon, are credited and to which distributions from the Plan are debited. Such accounts shall be maintained in accordance with the Treasury Regulations under Section 404(a)(5) and 663(c) of the Code.

        In the event that (i) a Participant makes an election under Section 6.09(b), (ii) the Participant has elected to receive his retirement benefits as a lump sum and (iii) after paying to the Participant the entire retirement benefits to which he is then entitled, there remains a balance in the separate account of such Participant, then such balance shall be reallocated from the separate account of such Participant to the separate accounts of each other Participant whose separate account is less than his estimated accrued retirement benefit as of the end of such Plan Year, which amount shall be allocated in the ratio by which each separate account is not so fully funded, and after all such separate accounts are fully funded, the remainder shall then be reallocated in accordance with the ratio which each such Participant's separate account bears to the separate account of all other Participants whose retirement benefits have not theretofore commenced.

                                   ARTICLE IX

                        APPOINTMENT OF NAMED FIDUCIARIES

     9.01. Named Fiduciaries. The named fiduciaries of the Plan (within the meaning of Section 402(a)(2) of ERISA) are the Plan Administrator and the Investment Committee. The Plan Administrator shall have fiduciary responsibility with respect to the administration of the Plan. The Investment Committee shall have fiduciary responsibility with respect to the investment of the Fund. In the administration of the Plan, the Plan Administrator shall adopt from time to time a funding policy with respect to the Plan and shall communicate such funding policy to the Investment Committee.

     9.02. Plan Administrator Records. The Plan Administrator shall keep or cause to be kept all data, records and documents relating to the administration of the Plan.

     9.03. Employment of Experts. The Plan Administrator and the Investment Committee may employ or engage such independent actuary, accountant, counsel, other experts or persons as either may deem necessary in connection with discharging their duties under the Plan.

     9.04. Plan Administrator and Investment Committee Compensation. Neither the Plan Administrator nor the members of the Investment Committee shall be compensated by the Plan or the Fund for their services as such.

     9.05. Payment of Expenses. All expenses incurred in connection with the administration of the Plan or the investment of any assets of the Fund, including, but not limited to, the compensation of any Funding Agent or investment manager and of any actuary, accountant, counsel, other experts or persons who shall be employed by the Plan Administrator in connection with the administration thereof or by the Investment Committee in connection with the investment of the Fund, shall be paid out of the Fund to the extent not paid by the Company.

     9.06. Indemnification of Plan Administrator and Investment Committee. The Company shall indemnify and hold harmless to the fullest extent permitted by law the Plan Administrator, the members of the Investment Committee and any Employee of the Company to whom fiduciary responsibilities are delegated by the Plan Administrator or the Investment Committee from and against any liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the

Company) incurred by or asserted against him by reason of his occupying or having occupied fiduciary positions in connection with the Plan, except that no indemnification shall be provided if the Plan Administrator, a member of the Investment Committee or any Employee personally profited from any act or transaction in respect of which indemnification is sought.

     9.07. Binding Action. To the fullest extent permitted by law, all actions taken and decisions made by the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan or in any benefits payable thereunder.

                                   ARTICLE X

                      POWERS AND DUTIES OF NAMED FIDUCIARY

     10.01. Investment Committee-Investment Powers. The Investment Committee shall have the authority to appoint, remove or change, from time to time, persons to act as the Funding Agent. The Investment Committee shall also have the authority to appoint, remove or change, from time to time, persons constituting "investment managers", as defined in Section 3(38) of ERISA, and delegate to such investment managers the exclusive authority to manage all or such portions of the Fund as the Investment Committee shall from time to time designate and to advise any Funding Agent or any investment manager of the investment objectives which such person should observe. The Investment Committee shall have the power to take all actions and to make all decisions necessary or proper to carry out its duties and responsibilities under the provisions of the Plan, including without limitation, to delegate to one or more persons the authority to act as a fiduciary under the Plan, with such duties, powers and authority relative to the investment of the Fund as the Investment Committee shall determine, and in so doing to limit its own duties and responsibilities to the extent specified in such appointment. Action of the Investment Committee shall be taken by a majority of the members of the Investment Committee then in office, which action may be taken with or without a meeting and in accordance with such rules and procedures as the Investment Committee may from time to time adopt. The Investment Committee shall report to the Board each year concerning the investment performance of the Fund and the individual performance of the Funding Agent and any investment manager.

     10.02. Plan Administrator-Administration Powers. The Plan Administrator shall have the power to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan, including without limitation, the following:

     (a) To make and enforce such rules and regulations as he shall deem necessary or proper for the efficient administration of the Plan;

     (b)  To interpret the Plan and its regulations; and

     (c) To delegate to one or more persons the authority to act as a fiduciary under the Plan, with such duties, powers and authority relative to the administration of the Plan as the Plan Administrator shall determine, and in so doing to limit his own duties and responsibilities to the extent specified in such appointment.

     The Plan Administrator shall report to the Board each year concerning the administration and operation of the Plan.

     10.03.  Plan Administrator-Claims Review Authority and Procedures.
Except to the extent otherwise provided herein, the Plan Administrator shall determine benefits under the Plan and, within 90 days after receipt of a claim for benefits, provide any claimant whose claim is wholly or partially denied written notice of such decision setting forth: (i) the specific reason or reasons for the denial; (ii) specific references to the pertinent Plan provisions, if any, on which the denial is based; (iii) a description of any additional material or information which may be necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the following claims review procedure:

          Any claimant whose claim has been denied in whole or in part, or his duly authorized representative, may appeal such denial by making within 60 days a written application to the Plan Administrator. In connection with any such appeal the claimant or his duly authorized representative may review pertinent documents and submit issues and comments in writing. The Plan Administrator shall review and make the final decision with respect to any claim so appealed. The decision on review shall be made no later than 60 days after the Plan Administrator's receipt of a request for review. Such decision shall be in writing and shall include specific reference to the pertinent plan provisions on which the decision is based.

     10.04. Conflicts of Interest. No person who is an Employee of the Company and who is the Plan Administrator shall participate in the resolution of any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him. In cases involving the disqualification under this
Section 10.04 of the Plan Administrator, the questions at issue shall be certified to the Board for resolution.

                                   ARTICLE XI

                      LIMITATION OF RIGHTS AND OBLIGATIONS

     11.01. Plan is Voluntary. Although it is the intention of the Company that the Plan shall be continued, the Plan is entirely voluntary on the part of the Company and the Plan's continuance is not a contractual obligation of the Company. Notwithstanding any termination of the Plan by the Company, the Company agrees as a contractual obligation with the Participants to pay or to cause to be paid to the Fund all amounts as shall be necessary to fund the retirement benefits provided by the Plan to the date of any such termination of the Plan and the amount of tax distributions provided for in Article VII hereof whether before or after the date of such termination.

     11.02. Creation of Certain Employment Rights. The Plan shall be deemed to constitute a contract between the Company and each Participant and is consideration or inducement for the employment of the Participant by the Company. Notwithstanding the foregoing, nothing contained in the Plan shall be deemed (a) to give any person the right to be retained in the service of the Company or (b) to interfere with the right of the Company to discharge any person at any time without regard to the effect which such discharge shall have upon his rights or potential rights, if any, under the Plan.

     11.03. Distributions Only from Fund or Company. Each Participant and any other person who shall claim any rights under the Plan shall be entitled to look only to the Fund or the Company for any payment or benefit, and no member of the Board, officer or employee of the Company or any fiduciary hereunder shall, except as required by ERISA, be liable in any manner if the Fund shall be insufficient to provide for any such payment or benefit or the Company shall fail to meet its obligations hereunder.

                                  ARTICLE XII

                           AMENDMENT AND TERMINATION

     12.01. Amendment. The Board may, at time, or from time to time, whether upon termination or otherwise, modify or amend the Plan in any manner, whether prospectively or retroactively, in whole or in part, provided, however, that no amendment may reduce the accrued benefit of any Participant or other person or eliminate or modify the obligations of the Company under Sections 8.01 and
11.01 hereof.

     12.02. Termination. The Board may at any time terminate the Plan, in whole or part, except that the Company's obligation under Sections 8.01 and
11.01 hereof shall survive such termination.

     12.03. Payment of Benefits upon Termination. Upon termination of the Plan benefits may be paid directly from the Fund or by the Company or by means of insurance and/or annuity contracts purchased from one or more insurance companies either (a) by payment of the benefits when and as called for under the Plan until such time as the Fund is exhausted or all benefits are paid, or
(b) by distribution of the Actuarial Equivalent (calculated in accordance with Article VI) of the accrued retirement benefits of each

Participant, in cash in one lump sum or (c) by the purchase of annuity contracts of such type as the Plan Administrator shall determine.

     12.04. Reversion to Company. If, after all the payments described in the preceding sections to the Participants and their Beneficiaries, there is any balance remaining, such balance shall be distributed to the Company.

                                  ARTICLE XIII

                            LIMITATION OF ASSIGNMENT

     13.01. Spendthrift Provision. In order that the benefits hereunder shall be fully protected against claims of all sorts, direct or otherwise, none of the benefits provided hereunder to any person shall be assignable or transferable voluntarily, nor shall they be subject to the claims of any creditor whatsoever, nor subject to attachment, garnishment or other legal process by any creditor or to the jurisdiction of any bankruptcy court or any insolvency proceedings by operation of law, or otherwise, and no person shall have any right to alienate, anticipate, pledge, commute, or encumber any of such benefits voluntarily or involuntarily; provided, however, the creation, assignment, or recognition or a right to any benefit payable with respect to a Participant pursuant to a Qualified Domestic Relations Order (as defined in
Section 206(d)(3) of ERISA) shall not be treated as an assignment or alienation prohibited in this Section 13.01.

     13.02. Incompetence of Participant or Beneficiary. If the Plan Administrator receives evidence satisfactory to him that a person entitled to receive any payment under the Plan is legally incompetent to receive such payment and to give valid release therefor, such payment may be made to the guardian, committee, or other representative of such person duly appointed by a court of competent jurisdiction. If a person or institution other than a guardian, committee, or other representative of such person who has been duly appointed by a court of competent jurisdiction is then maintaining or has custody of such incompetent person, the payment may be made to such other person or institution and the release of such other person or institution shall be valid and complete discharge for the payment.

                                  ARTICLE XIV

                                 MISCELLANEOUS

     14.01. Governing Laws. Except as otherwise provided by section 514 of ERISA, this Plan and all provisions thereof shall be construed and administered according to the laws of the State of New York.

     14.02. Necessary Parties. The Company, the Plan and the Plan Administrator or the Investment Committee, as the case may be, shall be the only necessary parties in any litigation involving the Plan or assets of the Plan, unless otherwise required by law.

     14.03. Name. The name of this Plan is the "Alleghany Corporation Retirement Plan".

     14.04. Titles and Heading not to Control. The titles to the Articles and the headings of Sections in the Plan are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather that such titles or headings, shall control.

     14.05. Gender and Person. The masculine pronoun shall include the feminine, the feminine pronoun shall include the masculine and the singular shall include the plural wherever the context so requires.

     14.06. Merger or Consolidation. No merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other Plan shall be permitted unless each Participant would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

     14.07. Evidence of Survivor. If the Plan Administrator cannot make payment of any amount to a Participant or Beneficiary within five years after such amount becomes payable because the identity or whereabouts of such Participant or Beneficiary cannot be ascertained notwithstanding the mailing of a notice to such Participant or Beneficiary by registered mail to his last known address, the Plan Administrator at the end of such five year period shall direct that all unpaid amounts which would have been payable to such Participant or Beneficiary be forfeited and treated as actuarial gains hereunder. Notwithstanding the foregoing, the forfeited benefits of any Participant or Beneficiary shall be reinstated and payment of such benefits shall commence upon the filing at any time of a claim for such benefits by such Participant or Beneficiary.

     14.08. Elections and Payment. All payments or benefits under the Plan shall commence as of the dates herein set forth; provided, however, that if any payment shall be conditional upon an election of a Participant as to time, or the amount of such payment is dependent upon the election of a Participant as to the form of his benefit or cannot be determined until the receipt of information or additional information or additional information from the Participant, his surviving spouse or Beneficiary, the Plan Administrator may defer commencement of the payment of such benefits for 90 days from the receipt of such election or information. Notwithstanding any such delay in the commencement of the payment of benefits, such Participant, surviving spouse or Beneficiary shall receive all such amounts to which he is entitled, including any amounts the payment of which is permitted to be delayed hereunder.

                     ALLEGHANY CORPORATION RETIREMENT PLAN

                                   EXHIBIT I

                              Actuarial Equivalent


1.   For all purposes of Section 5.02:

          UP-1984 Mortality Table
          7.75% Interest Rate

2.   For purposes of Section 5.03 (early retirement reduction factors):

          .25% per month for each month that the date as of which benefit payments commence precedes age 65.

3.   For all purposes of Article VI:

          Based on the unisex annuity purchase rates from a qualified insurance company, in effect on the date of determination. In no event shall any lump sum calculated in accordance with the preceding sentence be less than the lump sum determined based upon the UP-1984 Mortality Table and an interest rate equal to the appropriate limitation in Section 205(g)(3) of ERISA using the interest rates promulgated by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

                     ALLEGHANY CORPORATION RETIREMENT PLAN

                                   EXHIBIT II

            Benefit Accrual Service and Prior Plan Accrued Benefit

                                                       Prior Plan Accrued
                                                            Benefit
                              Benefit Accrual         Monthly Life Annuity
                                Service at              Benefit Payable
Name                             12/31/88                  At Age 65
- ----                             --------             --------------------
Burns, John                       20.7500                 $7,835.25

Campos, Andrea                     9.0000                    393.23

Conway, John                      10.0000                  2,578.50

Cuming, David                     12.0000                  4,512.70

Flaherty, Carolyn                  1.0000                     38.02

Gaietto, Vernice                  15.5833                    718.96

Hrubant, Frank                    34.3333                    713.67

Kirby, F. M.                      21.3333                 11,481.25*

Sismondo, Peter                    1.0000                    175.41

Somerville, Theodore              15.7500                  5,105.21

Stark, Carol                      14.6667                    800.80

Stuart, Winifred                  32.5833                  1,387.81*

Wheeler, Mary                      9.0000                    200.25






*  Monthly Benefit Payable Beginning January 1, 1989

                    ALLEGHANY CORPORATION RETIREMENT PLAN

                                 EXHIBIT III

     Special Grants of Vesting Service and Benefit Accrual Service




                            Years of Additional          Years of Additional
       Name                   Vesting Service          Benefit Accrual Service
       ----                 -------------------        -----------------------
Hart, Robert M.                      5                           5

